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EXHIBIT 1.01(a)
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                            SPARTECH CORPORATION

                          2006 EXECUTIVE BONUS PLAN




        ARTICLE 1.  ESTABLISHMENT OF PLAN

        1.1 This Spartech Corporation 2006 Executive Bonus Plan has been adopted by the Company for the purpose of attracting, motivating and rewarding certain employees of the Company with performance-based compensation.


        ARTICLE 2.  DEFINITIONS

        2.1    As used in this Plan:

               (a) "Board" means the Board of Directors of the Company.

               (b) "Bonus" means the amount of compensation payable to any Participant with respect to a Performance Period established under the Plan.

               (c) "Change in Control" has the meaning given in Section 5.1.

               (d) "Code" means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

               (e) "Committee" means the Committee described in Section 6.1.

               (f) "Company" means Spartech Corporation.

               (g) "Covered Employee" means a covered employee as defined in
        Section 162(m)(3)(A) and (3)(B) of the Code.

               (h) "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the regulations and interpretations promulgated thereunder.

               (i) "Participant" means an executive officer of the Company.

               (j) "Performance Goals" has the meaning given in Section 3.2.

               (k) "Performance Period" means a fiscal year of the Company or such shorter period as the Committee may designate, over which performance will be measured to determine whether and in what amounts to pay Bonuses to Participants.

               (l) "Plan" means this Spartech Corporation 2006 Executive Bonus Plan, as amended from time to time.


        ARTICLE 3.  ESTABLISHMENT AND TERMS OF PERFORMANCE PERIODS

        3.1 The Committee shall establish one or more Performance Periods under the Plan. Each Performance Period must be established in writing prior to the expiration of any prescribed time period for the pre-establishment of performance goals under Section 162(m) of the Code.


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        3.2 For each Performance Period, the Committee shall (i) designate the Participants, specifying those Participants whom the Committee believes may be or become Covered Employees for the applicable Performance Period,
(ii) establish one or more objective Performance Goals for each Participant or class of Participants, and (iii) adopt objective formulas or standards for computing the amounts of Bonuses payable under the Plan based on actual results compared to the Performance Goals. All Performance Goals shall be based upon one or more objective performance criteria, such as (but not necessarily limited to) sales, operating earnings, pretax income, earnings per share, return on equity, working capital or specific elements thereof, return on capital employed, cash flow, market share, stock price, total shareholder return, costs, productivity and economic value added. Performance Goals may be Company-wide or may be specific to a business unit. The Performance Goals and target Bonuses may be different, or may be weighted differently, for different Participants or classes of Participants.


        ARTICLE 4.  AMOUNT AND PAYMENT OF BONUSES

        4.1 After the close of each Performance Period, the Committee shall certify in writing the achievement of the applicable Performance Goals and the amount of any Bonuses payable to the Participants for such Performance Period under the applicable formulas or standards.

        4.2 Bonuses payable for a Performance Period shall be paid not later than January 15 of the calendar year following the fiscal year in which the Performance Period ends. The Company shall withhold from any amount payable under the Plan all taxes required to be withheld by any federal, state or local government.

        4.3 Except to the extent that a written contract between the Company and the Participant may provide otherwise, a Participant whose employment terminates for any reason prior to the end of a Performance Period, or who voluntarily resigns after the end of the Performance Period and prior to the time of payment, shall have no right to any portion of a Bonus for that Performance Period.

        4.4 Notwithstanding the degree to which the applicable Performance Goals are satisfied the Committee shall have the discretion to reduce the amount of any Participant's Bonus below the standard or formula amount to reflect individual performance and/or unanticipated factors.

        4.5 No Bonuses shall be paid under this Plan until the Plan has received stockholder approval as required by Section 162(m) of the Code.


        ARTICLE 5.  CHANGE IN CONTROL

        5.1    For purposes of this Plan, "Change in Control" means:

               (a) The occurrence of the "Distribution Date" as such term is defined in the Rights Agreement dated as of April 2, 2001 between the Company and Mellon Investor Services LLC; or

               (b) If the "Redemption Date" or the "Final Expiration Date," as such terms are defined in the aforesaid Rights Agreement, has occurred, the acquisition by any Person of 50% or more of the combined voting power of all the Company's then outstanding voting securities, unless prior to such acquisition the Board has approved such acquisition and determined that it is in the best interests of the Company and its shareholders; or

               (c) The approval by the Board of any merger, consolidation or other transaction involving the Company, or of any one of a series of related transactions, as a result of which (i)


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        the Company would not be the surviving corporation, or (ii) the holders of the Company's common stock immediately prior to such transaction would not own at least a majority of the voting power of the Company immediately after the transaction in substantially the same relative proportions as they owned the Company's common stock immediately prior to the transaction, or (iii) the Company's common stock would be converted into cash or other securities of the Company other than voting securities having substantially the same relative and proportionate voting power in the entity or entities surviving the transaction as the common stock has immediately prior to the transaction; or

               (d) The commencement of any tender offer subject to Section 14(d) of the Exchange Act for 20% or more of the Company's common stock; if the person making such offer could own 50% or more of such common stock when the tender offer terminates; or

               (e) Any change or changes in the composition of the Board within any twenty-four month period such that the individuals constituting the Board at the beginning of such period, together with any individuals who became directors after the beginning of such period whose election by the Board or nomination for election by the Company's shareholders was approved by at least a majority of the directors who were on the Board at the beginning of such period or whose election was previously approved in the same manner, cease to constitute a majority of the Board; or

               (f) The approval by the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

For purposes of this Article, "Person" shall have the meaning given in
Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Company stock.

        5.2 On the date a Change in Control occurs, notwithstanding anything else to the contrary herein:

               (a) All Bonuses with respect to a completed Performance Period shall be immediately payable in cash;

               (b) With respect to the current Performance Period, such Performance Period shall be deemed to have ended and the applicable Performance Goals and formulas or standards shall be appropriately adjusted to reflect the length of such Performance Period in comparison to the originally established Performance Period, and all Bonuses for such Performance Period shall be immediately payable in cash on a pro-rated basis;

               (c) The Committee shall not have the discretion provided in
        Section 4.5 to reduce the amount of any Participant's Bonus below the amount which would otherwise have been payable to the Participant under the applicable formula or standard and under this
        Section 6.2; and

               (d) The provisions of this Section 5.2 may not thereafter be amended adversely to any Participant without the written consent of the Participant. If by reason of this Section 5.2 an excise or other special tax ("Excise Tax") is imposed on any payment under the Plan (a


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        "Required Payment"), the amount of each Required Payment shall be increased by an amount which, after payment of income taxes, payroll taxes and Excise Tax thereon, will equal such Excise Tax on the Required Payment.


        ARTICLE 6.  ADMINISTRATION OF PLAN

        6.1 The Plan shall be administered by a Committee established by the Board. The Committee shall be comprised solely of two or more independent directors of the Company as determined under the Company's Corporate Governance Guidelines and Director Independence Policy, and each of whom shall also qualify as an "outside director" as defined for purposes of
Section 162(m) of the Code. Until changed by the Board, the members of the Compensation Committee shall serve as the members of the Committee. The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable.


        ARTICLE 7.  TERM, TERMINATION AND AMENDMENT

        7.1. The Plan shall be in effect beginning October 30, 2005, and it shall continue in effect until it is terminated. The Committee may terminate the Plan at any time.

        7.2 The Committee may amend the Plan at any time. However, no amendment to the Plan may be made without stockholder approval unless the Committee determines that stockholder approval of the amendment is not required in order for Bonuses paid to Covered Employees to constitute qualified performance-based compensation under Section 162(m) of the Code.


        ARTICLE 8.  MISCELLANEOUS

        8.1. The Plan shall not give any Participant the right to continued employment, or limit the right of the Company or any subsidiary to discharge a Participant from employment, or restrict any Participant from resigning from such employment, or restrict the Company or any subsidiary from increasing or decreasing the compensation or changing the job classification of any Participant.

        8.2. Except as required by law, no amount payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to do any such thing shall be void.

        8.3. Nothing contained in the Plan shall prohibit the Company from adopting any other bonus or incentive plan or from granting other performance awards or other forms of cash or non-cash remuneration to employees (including Participants) under such conditions, and in such form and manner, as the Company sees fit.

        8.4. Subject to the provisions of applicable federal law, the Plan shall be administered, construed and enforced according to the laws of Missouri and in the state or federal courts situated in the City or County of St. Louis, Missouri.

        8.5. The invalidity of any particular clause, provision or covenant herein shall not invalidate all or any part of the remainder of the Plan, but such remainder shall be and remain valid in all respects as fully as the law and the accomplishment of the general purposes of the Plan will permit.